Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124505) pertaining to the Employees' Stock Option Plan of OccuLogix, Inc. (the “Company” or “OccuLogix”) of our reports dated March 1, 2006, with respect to the consolidated financial statements of the Company, OccuLogix management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

Toronto, Ontario	/s/ Ernst & Young LLP
March 16, 2006